Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and among

T & L CREATIVE SALADS, INC. (AS “SELLER”),

ANTHONY MORELLO, JR., JOSEPH MORELLO,

AND MICHAEL MORELLO

(AS “SHAREHOLDERS”),

and

T&L ACQUISITION CORP. (AS “BUYER”),

dated as of December 23, 2021

Exhibit A – Note
Exhibit B – Bill of Sale
Exhibit C – Assignment and Assumption Agreement
Exhibit D – Lease Agreement
Exhibit E – Employment Agreement
Exhibit F – Intellectual Property Assignments

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 23, 2021, is entered into by and among T & L CREATIVE SALADS, INC., a New York corporation (“Seller”), T&L Acquisition Corp., a Nevada corporation (“Buyer”), Anthony Morello, Jr. (“Anthony”), Joseph Morello (“Joseph”) and Michael Morello (“Michael”, together with Anthony and Joseph, each a “Shareholder” and collectively, the “Shareholders”). Seller, Buyer and the Shareholders are referred to individually herein as the “Party” and collectively herein as the “Parties.”

RECITALS

WHEREAS, Seller is engaged in the business of manufacturing premier gourmet food (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, Seller wishes to execute simultaneously herewith that certain Asset Purchase Agreement (the “Olive Branch APA”), by and between Buyer, and Olive Branch Foods, LLC, a New York limited liability company (“Olive Branch”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, free and clear of all liens, security interests, claims, pledges, charges, encumbrances, equities, rights of use, levies, taxes, imposts and restrictions (the “Encumbrances”), all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets, as hereinafter defined), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a) Three Hundred Seventy-Eight Thousand Six Hundred Forty Five Dollars ($378,645) cash;

(b) all accounts receivable held by Seller (“Accounts Receivable”);

(c) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories (“Inventory”);

(d) all Contracts set forth on Schedule 1.01 designated as Purchased Assets;

(e) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, and other tangible personal property (the “Tangible Personal Property”);

(f) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (including any such item relating to the payment of Taxes);

(g) all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(h) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets, or the Assumed Liabilities;

(i) originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”); and

(j) all goodwill and the going concern value of the Purchased Assets and the Business.

Notwithstanding the foregoing, there shall be excluded from the Purchased Assets all assets not specifically set forth in Section 1.01 (the “Excluded Assets”), including, but not limited to: (i) all tax refunds of any kind paid or payable to Seller; (ii) all corporate minute books, stock records, tax returns, checkbooks, books of original entry and bank statements and supporting materials of Seller for all periods, in each case, other than Books and Records; (iii) all claims, causes of and choses in action of any sort that Seller may have, including, without limitation, under any of Seller’s insurance policies, against any of the officers, directors and/or shareholders of Seller and/or the parents, spouses and lineal descendants of any such persons; (iv) rights of set-off, counterclaim and/or recoupment respecting any liabilities or obligations of Seller not included within the Assumed Liabilities (as hereinafter defined) and (v) those Contracts set forth on Schedule 1.01 designated as Excluded Assets.

Section 1.02 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following liabilities of Seller (collectively, the “Assumed Liabilities”), and no other liabilities:

(a) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Balance Sheet Date (as hereinafter defined) or arose in the ordinary course of business consistent with past practice since the Balance Sheet Date;

(b) all liabilities in respect of the contracts constituting Purchased Assets set forth on Schedule 1.01 (the “Assigned Contracts”) but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and

(c) those liabilities of Seller set forth on Schedule 1.02(c).

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Section 1.03 Excluded Liabilities. Notwithstanding the provisions of Section 1.02 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities of Seller or any of its affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other transaction documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any liability for (i) federal, state, local, property and other taxes (“Taxes”) of Seller (or the Shareholders) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any pre-Closing tax period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 5.08; or (iii) other Taxes of Seller (or of the Shareholders) of any kind or description (including any liability for Taxes of Seller (the Shareholders) that becomes a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or law);

(c) any liabilities relating to or arising out of the Excluded Assets;

(d) any liabilities in respect of any pending or threatened claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (“Action”) arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any Environmental Claims (as hereinafter defined), or liabilities under Environmental Laws (as hereinafter defined), to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(f) any trade accounts payable of Seller (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to the Shareholders; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(g) any liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(h) any liabilities arising out of, in respect of or in connection with the failure by Seller or any of its affiliates to comply with any law or governmental order

(i) any liabilities arising out of, in respect of or in connection with (x) the Stipulation of Settlement, dated on or around July 28, 2018, from the matter Anthony Morello, Sr. v. T & L Creative Salads, Inc., Index No. 602011/15, in the Nassau County Supreme Court, (y) the Stipulation of Settlement, dated on or around July 28, 2018, from the matter Anthony Morello, Sr. v. T & L Creative Salads, Inc., Index No. 620516/17, in the Nassau County Supreme Court, (z) any (i) release of legal claims or (ii) addendum, in each case, with respect to one or both of the aforementioned stipulations set forth in subsections (x) and (y) hereof.

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Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be (i) Ten Million Dollars ($10,000,000) in cash paid on the Closing Date, subject to adjustment pursuant to Section 1.05 hereof (the “Closing Date Payment”); plus (ii) a promissory note in the aggregate principal amount of Three Million Dollars ($3,000,000) and in the form attached hereto as Exhibit A (the “Note”), payable in installments on the first, second, third and fourth anniversaries of the Closing Date pursuant to the terms of the Note (the Closing Date Payment and the Note, collectively together, the “Purchase Price”), plus (iii) the assumption of the Assumed Liabilities.

Section 1.05 Purchase Price Adjustment.

(a) Post-Closing Adjustment. Within sixty (60) calendar days after the Closing Date, Buyer shall prepare and deliver a statement, with supporting documentation thereof (“Final Working Capital Statement”) setting forth Buyer’s calculation of the Closing Working Capital of the Business of the Seller as of the Closing Date, which statement shall be prepared in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Schedule 1.05(a) (if any). Based upon the Final Working Capital Statement, the “Post-Closing Adjustment” for Seller shall be an amount equal to the Closing Working Capital as of the Closing Date minus the Target Working Capital. If the Post-Closing Adjustment is a negative number less than negative Seventy Five Thousand Dollars ($75,000), Seller shall promptly pay Buyer an amount equal to the Post-Closing Adjustment, which amount may be setoff off by the principal balance under the Note up to the amount of the Cap (defined in Section 7.04(c) hereof). If Buyer does not deliver a Final Working Capital Statement within such periods, the Target Working Capital will be deemed the Final Working Capital Statement.

(b) Examination and Review.

(i) Examination. After receipt of the Final Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Final Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Final Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Final Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Final Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Final Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Working Capital Statement and the Post- Closing Adjustment, as the case may be, reflected in the Final Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Final Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

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(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as expert and not arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Final Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Final Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Final Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within ten (10) Business Days of acceptance of the Final Working Capital Statement or (y) if there are Disputed Amounts, then within ten

(10) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed in writing by Buyer or Seller, as the case may be.

(vii) Adjustments for Tax Purposes. Any payments made pursuant to this Section 1.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(c) For purposes of this Agreement:

(i) “Buyer’s Accountants” means RRBB Accountants & Advisors.

(ii) “Closing Working Capital” means: (a) the Current Assets of the Seller, less (b) the Current Liabilities of the Seller, determined as of the open of business on the Closing Date .

(iii) “Current Assets” means cash and cash equivalents, Accounts Receivable, Inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Seller’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

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(iv) “Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Seller’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities, and the current portion of any Indebtedness of the Seller, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

(v) “Indebtedness” means, without duplication and with respect to the Seller, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Seller on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

(vi) “Independent Accountant” means such independent accountant as agreed between the Parties.

(vii) “Seller’s Accountants” means Joseph Penzone.

(viii) “Target Working Capital” means $2,825,000.

Section 1.06 Bonus Payments.

(a) Subject to Anthony’s continuous employment with the Buyer pursuant to the terms of the Employment Agreement, Anthony shall receive the Bonus Payments (as defined in the Employment Agreement) from the Buyer.

(b) Buyer may, in its sole discretion and upon written notice to the Seller specifying in reasonable detail the basis thereof, setoff any indemnification amounts owing from Seller or Shareholders to Buyer Indemnitees under Article VII of this Agreement against Bonus Payments payable under this Section 1.06. Such setoff shall not exceed the amount of Five Hundred Fifty Thousand Dollars ($550,000). The exercise of such right of setoff by Buyer will not constitute a breach of this Agreement. Any setoff pursuant to this Section 1.06(b) shall be deemed a reduction to any one or more Bonus Payments payable under this Agreement. Any setoff amounts as to which the setoff rights are exercised shall be applied to any and all outstanding Bonus Payments payable under this Agreement; provided, however, any setoff amount that was withheld that is later finally determined to be owed to Seller shall be paid to Seller together with interest at a rate of 5% per annum, calculated based on a 365 day calendar year and accruing from the original due date of such setoff amount under this Agreement through the date of payment of such setoff amount to Holder.

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Section 1.07 Seller, Shareholders and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as set forth in Section 1.07 of the Disclosure Schedules (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within ten business days following the determination of the Post-Closing Adjustment and the Final Working Capital Statement pursuant to Section 1.05. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such Allocation Schedule. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days thereafter, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Shareholders, on the one hand, and Buyer, on the other hand. Buyer, Seller and Shareholders shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Neither Buyer, Seller nor any of the Shareholders shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such Allocation Schedule unless required to do so by applicable law. Any adjustments to the Purchase Price pursuant to Section 1.05 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 1.08 Third Party Consents. To the extent that Seller’s rights under any contract or permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE II

CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on second business day after all of the conditions to Closing set forth in Articles II and VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) a Lease Agreement in the form of Exhibit D hereto (the “Lease Agreement”), duly executed by 148 Allen Blvd., LLC, a New York limited liability company;

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(iv) an employment agreement in the form of Exhibit E hereto (the “Employment Agreement”), duly executed by Anthony Morello, Jr.

(v) a trademark, copyright and domain name assignment, each in the form of Exhibit F hereto (collectively, the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(vi) the Seller Closing Certificate;

(vii) the certificates of the Secretary of Seller required by Section 6.01(h);

(viii) Form W-9 duly executed by Seller; and

(ix) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the portion of the Purchase Price that is the Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii) the Note duly executed by Buyer in favor of Seller;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) the Lease Agreement duly executed by Buyer;

(v) the Consulting Agreement duly executed by Buyer;

(vi) the Employment Agreement duly executed by Buyer;

(vii) the Intellectual Property Assignments duly executed by Buyer;

(viii) the Buyer Closing Certificate; and

(ix) the certificates of the Secretary of Buyer required by Section 6.02(d).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered schedule of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

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Section 3.01 Organization and Qualification of Seller; Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Schedule 3.01 sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All necessary corporate action has been taken by Seller with respect to the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby. Assuming the due execution and delivery of this Agreement by Buyer, this Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other transaction documents to which it is a Party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Schedule 3.02, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract or permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other transaction documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.03 Financial Statements. Schedule 3.03 sets forth the unaudited balance sheet of Seller for the fiscal year ended December 31, 2020 and the related unaudited statement of income for the fiscal year then ended (collectively, the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at September 30, 2021 and the related statement of income for the nine-month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”). Except as set forth in Schedule 3.03, the Financial Statements (a) have been prepared in accordance with the historic accounting practices of the Seller, applied on a consistent basis throughout the periods indicated, and (b) fairly present the financial condition and the results of operations of the Business in all material respects as of the respective dates of and for the periods referred to in the Financial Statements. The balance sheet of the Business as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.04 Undisclosed Liabilities. Seller has no liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

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Section 3.05 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date and except as set forth on Schedule 3.05, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) (i) material change in the composition, condition, or utility of the Purchased Assets, except for changes contemplated by this Agreement and changes in the ordinary course of business consistent with past practice or (ii) any damage, destruction or loss, whether or not covered by insurance, which has or may adversely affect Seller or its ability to operate the Business in the ordinary course of business;

(b) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a materially adverse effect on (i) the business, results of operations, condition (financial or otherwise) or assets of the Business, (ii) the value of the Purchased Assets, or (iii) the ability of Seller to consummate the transactions contemplated hereby on a timely basis (“Material Adverse Effect”);

(c) material change in any method of accounting or accounting practice for the Business, except as required by GAAP;

(d) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e) entry into any contract that would constitute a Contract (as hereinafter defined);

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(g) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(h) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(i) material capital expenditures which would constitute an Assumed Liability;

(j) imposition of any Encumbrance upon any of the Purchased Assets;

(k) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(l) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of Twenty Five Thousand Dollars ($25,000), individually (in the case of a lease, per annum) or One Hundred Thousand Dollars ($100,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(m) declaration or payment of any dividends or distributions on or in respect of any of Seller’s capital stock or redemption, purchase or acquisition of Seller’s capital stock; and

(n) any agreement or commitment by the Seller to do any of the things described in this Section 3.05 since the applicable dates set forth herein.

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Section 3.06 Contracts. Schedule 3.06 lists each contract by which any of the Purchased Assets are bound or affected or to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (the “Contracts”). Each Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any contract included in the Purchased Assets.

Section 3.07 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Schedule 3.07;

(b) liens for Taxes not yet due and payable;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or

(d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 3.08 Condition and Sufficiency of Assets. Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 3.09 Real Property.

(a) Schedule 3.09(a) sets forth each parcel of real property owned by Seller or 148 Allen Blvd, LLC, a New York limited liability (“148 LLC”), and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller or 148 LLC acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or 148 LLC with respect to such parcel. With respect to each parcel of Owned Real Property:

(i) 148 LLC has good and marketable fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances;

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(ii) Neither Seller nor 148 LLC has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof;

(iii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Neither Seller nor 148 LLC has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the Owned Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Owned Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Owned Real Property as currently operated. Neither the whole nor any material portion of any Owned Real Property has been damaged or destroyed by fire or other casualty.

(c) The Owned Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 3.10 Intellectual Property.

(a) The Seller owns or possesses sufficient legal rights to all Seller Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants. The Seller has not received any communications alleging that the Seller has violated, or by conducting its Business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b) No product or service marketed or sold (or proposed to be marketed or sold) by the Seller violates any license or infringes or will infringe any intellectual property rights of any other party.

(c) Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Seller Intellectual Property, nor is the Seller bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(d) The Seller has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Seller’s Business.

(e) Each employee and consultant has assigned to the Seller all intellectual property rights he or she owns that are related to the Seller’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Seller that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Seller’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Seller’s time or with the use of any of the Seller’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Seller. It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Seller, including prior employees or consultants.

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(f) Schedule 3.10(f) lists all patents, patent applications, registered and unregistered trademarks, trademark applications, service marks, service mark applications, tradenames, registered and unregistered copyrights, and licenses to and under any of the foregoing, in each case owned by the Seller.

(g) For purposes of this Agreement:

(i) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(ii) “Seller Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned or used by the Seller in the conduct of the Seller’s business as now conducted and as presently proposed to be conducted.

Section 3.11 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 3.12 Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.13 Customers and Suppliers. Since the Balance Sheet Date, there has been no change in the business relationship of Seller with any customers, clients or suppliers that, alone or in the aggregate with other such changes, has had a Material Adverse Effect. Seller has no present information and is unaware that, due to any events or circumstances that have occurred prior to the date of this Agreement, any of its customers, clients or suppliers intends to cease doing business with Seller or alter the amount of the business that any of them is presently doing with Seller, or will require, as a condition of continuing to purchase products or services from Buyer, a change in the prices at or in any other terms under which it has been doing business with Seller.

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Section 3.14 Insurance. Schedule 3.14 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since October 13, 2015. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Seller is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by persons conducting a business similar to the Business and are sufficient for compliance with all applicable laws and contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 3.15 Litigation; Compliance With Laws; Permits.

(a) Litigation. There is no material Action pending, or to Seller’s knowledge threatened, against Seller relating to the condition, construction, design, operation, or maintenance of the Purchased Assets, Seller’s ownership or possession thereof, its Business, or the execution of this Agreement and the transaction documents or the consummation of the contemplated transactions before any Governmental Authority or any arbitrator, nor is Seller aware of any facts or circumstances which could reasonably be expected to lead to or provide the basis for any such Action. Seller is not subject to any judgment, decree, injunction, rule, or order of any Governmental Authority or any arbitrator that prohibits the consummation of the contemplated transactions or imposes any limitation or restriction on the operation or maintenance of the Purchased Assets or the conduct of the Business.

(b) Compliance With Laws. Seller is not in violation of and has not been given written notice of any violation of any applicable law with respect to the Purchased Assets or their ownership, occupancy, or condition, or the operation of the Business. Seller has received no unresolved written notice of an investigation, inquiry, administrative proceeding, or review by any Governmental Authority relating to the Purchased Assets, or their ownership, occupancy, or condition, or the operation of the Business or the execution of this Agreement and the transaction documents or the consummation of the contemplated transactions, and, to Seller’s knowledge, no such investigation, inquiry, administrative proceeding or review is threatened.

(c) Permits. All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.15(c) lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.15(c).

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(d) For purposes of this Agreement:

(i) “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities in connection with the Business or the Purchased Assets;

(ii) “Governmental Authorities” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

Section 3.16 Environmental Matters.

(a) The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule 3.16(b)) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken prior to the Closing Date all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Business, the Purchased Assets or the Owned Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business, the Purchased Assets or the Owned Real Property, and Seller has not received an Environmental Notice that any of the Business, the Purchased Assets or any Owned Real Property (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e) Schedule 3.16(e) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f) Schedule 3.16(f) contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

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(g) Seller has not retained or assumed, by contract or operation of law, any liabilities or obligations of third parties under Environmental Law.

(h) Seller has provided or otherwise made available to Buyer and listed in Schedule 3.16(h): (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business, the Purchased Assets or any Owned Real Property, which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(j) For purposes of this Section 3.16, the following terms have the meanings set forth below:

(i) “Environmental Claim” means any Action, governmental order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(ii) “Environmental Law” means any applicable law, and any governmental order or binding agreement with any governmental authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

(iii) “Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(iv) “Environmental Permit” means any permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

(v) “Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

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(vi) “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

Section 3.17 Taxes.

(a) All Taxes payable with respect to the Purchased Assets and the Assumed Liabilities have been or will be fully and timely paid. All Tax returns required to be filed by Seller for any pre-Closing tax period have been timely filed. Such Tax returns are true, complete and correct in all respects.

(b) There are no liens for Taxes upon any Purchased Assets, except for Permitted Encumbrances. There are no pending, nor has Seller received written notice of any, Tax audits, examinations, claims, actions, assessments, levies, or other Actions of, or with respect to, Seller, the Purchased Assets, or the operation of Seller’s trades or businesses, and there are no unresolved written notices of deficiency, proposed deficiency, or assessment from any Governmental Authority with respect to Taxes of, or relating to, the Purchased Assets and the Business. All material deficiencies asserted or assessments made for Taxes due with respect to the Purchased Assets and the Business as a result of any completed and settled examinations or any concluded litigation have been fully paid.

(c) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.18 Employee Benefit Matters.

(a) Schedule 3.18(a) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 3.18(a), each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

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(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable laws (including ERISA, the Code and any applicable local laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d) No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”) in which employees of the Business or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Business which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(e) Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan;

(iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or

(vi) participated in a multiple employer welfare arrangements (MEWA).

(f) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

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(g) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(h) There is no pending or, to Seller’s knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(l) For purposes of this Agreement:

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

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(iii) “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

(iv) “Liability” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

Section 3.19 Employment Matters.

(a) Schedule 3.19 contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive- based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b) Seller is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining for the past five (5) years. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c) Seller is and has been in compliance with all applicable laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

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Section 3.20 COVID-19. Schedule 3.25 sets forth information regarding employee furloughs and employee terminations (and employee rehires) taken by the Seller in connection with the COVID-19 pandemic. The Seller exercises good faith efforts to operate the Business in a manner that is consistent with applicable guidance and recommendations of Governmental Authorities. For purposes of this Agreement, “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

Section 3.21 Brokers. Other than George Fiorile of Five Diamond Development, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.22 Full Disclosure. To the best of the knowledge of each Shareholder, no representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization of Buyer. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada.

Section 4.02 Authority of Buyer. Buyer has all requisite power and authority to enter into this Agreement and the other transaction documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All necessary action has been taken by Buyer with respect to the execution, delivery and performance by it of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby. Assuming the due execution and delivery of this Agreement and the other transaction documents by Seller, each of this Agreement and the other transaction documents is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other transaction documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Buyer; or (c) require the consent, notice or other action by any person under any contract to which Buyer is a party. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby.

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Section 4.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. Prior to and until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the ordinary course of business consistent with past practice; (b) maintain its equipment, properties and other assets in good working condition (normal wear and tear excepted); and (c) use best efforts to maintain and preserve intact the Business and employees, customers, assets and operations as an ongoing concern in accordance with past practice.

Section 5.02 Access to Information. Prior to the Closing Date, Seller shall (a) afford Buyer and its representatives (“Representatives”) full and free access to and the right to inspect all of the Owned Real Property, properties, assets, premises, books and records, contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Owned Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Real Property. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.03 Confidentiality. From and after the Closing, Seller and each Shareholder shall hold, and shall use their reasonable efforts to cause their Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Seller or Shareholder can show that such information (a) is generally available to and known by the public through no fault of Seller, the Shareholders or their respective Representatives; or (b) is lawfully acquired by Seller, the Shareholders or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of the Shareholders or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.04 Books and Records. For a period of three (3) years after the Closing Date, Buyer shall preserve those of Seller’s books and records as are delivered to Buyer hereunder and shall make available to Seller for inspection and copying such books and records as reasonably required by them for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms.

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Section 5.05 Public Announcements. Unless otherwise required by applicable law (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.06 Receivables. From and after the Closing, if Seller or any of its affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its affiliate shall remit such funds to Buyer within five (5) business days after its receipt thereof. From and after the Closing, if Buyer or its affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its affiliate shall remit any such funds to Seller within five (5) business days after its receipt thereof.

Section 5.07 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other transaction documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due except as set forth in the last sentence of this Section 5.07. Seller shall, at its own expense, timely file any tax return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary). Notwithstanding the foregoing, Buyer covenants to pay any New York State Sales Tax due as a result of the transactions contemplated hereunder up to the amount of Twenty Thousand Dollars ($20,000), after which point, Seller covenants to pay, and acknowledges Buyer shall not be responsible for the payment of, any such tax due in excess of such amount. Buyer and Seller further covenant to use commercially reasonable efforts to cooperate with one another in filing any documentation required under the New York State Bulk Sales Act.

Section 5.08 Non-Competition; Non-Solicitation. For a period of five (5) years immediately following the Closing Date, neither Seller nor the Shareholders, nor any of their respective affiliates or successors or assigns, will directly or indirectly on its own account or as an owner, equity holder, agent, partner, joint venture, member, employee, strategic partner, consultant or otherwise, engage in or assist others in engaging in any business or business entity that provides goods or services directly or indirectly competitive with the Business (“Competing Business”), provided that such non-competition restriction shall not apply to Seller’s, Shareholders’, or any of their respective affiliates, interest or ownership, or purchase of an interest or ownership after the Closing Date, in any business that competes with the Business, so long as Seller’s or Shareholders’ ownership interest is not greater than one percent (1%), and, notwithstanding any provision in this Agreement, neither Seller nor the Shareholders shall be prohibited from conducting business related to or in connection with the Business in countries other than the United States. For a period of five (5) years immediately following the Closing Date, neither Seller nor the Shareholders will directly or indirectly, on behalf of any person other than Buyer or its affiliates, solicit, hire or engage in any capacity any employee of Buyer or its affiliates (or any person or entity who was an employee of Buyer or its affiliates within twelve (12) months of the date such hiring or engagement occurs) or solicit or seek to persuade any employee of Buyer or its affiliates to discontinue such employment, unless, in each case, Seller obtains the prior written consent of Buyer.

Section 5.09 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other transaction documents, including, without limitation, Seller and Shareholders providing all necessary 401(k) plan administration, notices, election forms and related documents to Buyer to facilitate participant distributions or rollovers, as the case may be, in connection with the termination of Seller’s 401(k) plan and formation of Buyer’s 401(k) plan.

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ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.02, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement, the other transaction documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other transaction documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Schedule 3.02 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances, including, without limitation, the following:

(i) UCC-1 Financing Statement File # 201212286471116 filed on 12/28/2012 in favor of First National Bank of Long Island, as continued by the Amendment File # 201711276432564 filed on 11/27/2017;

(ii) UCC-1 Financing Statement File # 201502110069787 filed on 2/11/2015 in favor of First National Bank of Long Island, as continued by the Amendment File # 202001095039517 filed on 1/9/2020;

(iii) UCC-1 Financing Statement File # 201701235088804 filed on 1/23/2017 in favor of Toyota Industries Commercial Finance, Inc.; and

(iv) UCC-1 Financing Statement File # 201702105172593 filed on 2/10/2017 in favor of Toyota Industries Commercial Finance, Inc.;

(v) Any and all guaranties by Seller in favor of any and all obligations of 148 Allen LLC, including, without limitation, the mortgage on the Owned Real Property.

(g) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Sections 6.02(a) and 6.02(b) have been satisfied (the “Seller Closing Certificate”).

(h) Buyer shall have received a certificate of the Secretary of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and the other transaction documents.

(i) Buyer shall have received commercially reasonable acquisition financing from an unaffiliated third party lender sufficient to pay the Purchase Price and all reasonable fees and expenses associated with the consummation of the transactions contemplated hereunder.

(j) Buyer and Olive Branch shall have duly executed the Olive Branch APA and consummated the transactions contemplated thereunder simultaneously herewith.

(k) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date, including, without limitation (x) the New York State Food Processing License, Entity No. 143214, Certificate No. 187564, Estab. No. 719712, and (y) Permit from the United States Department of Agriculture Food Safety and Inspection Service with respect to facility at 148 Allen Boulevard, Farmingdale, NY 11735.

(l) Seller shall have delivered to Buyer a release of any and all claims by Anthony Morello, Sr. against the Buyer arising from or in connection with (x) the Stipulation of Settlement, dated on or around July 28, 2018, from the matter Anthony Morello, Sr. v. T & L Creative Salads, Inc., Index No. 602011/15, in the Nassau County Supreme Court, and (y) the Stipulation of Settlement, dated on or around July 28, 2018, from the matter Anthony Morello, Sr. v. T & L Creative Salads, Inc., Index No. 620516/17, in the Nassau County Supreme Court. Such release shall be in form satisfactory to Buyer in its sole discretion, and upon delivery to Buyer, shall not be modified, amended, repealed or rescinded, and shall remain in full force and effect on and after the Closing Date.

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(m) Seller shall have terminated its 401(k) Plan, as referred on Schedule 1.02 (c), on or before Closing.

(n) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement, the other transaction documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other transaction documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied (the “Buyer Closing Certificate”).

(d) Seller shall have received a certificate of the Secretary of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of Buyer authorizing the execution, delivery and performance of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and the other transaction documents.

(e) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION; REMEDIES

Section 7.01 Survival.

(a) Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is the twenty four (24) month anniversary of the Closing Date; provided, that the representations and warranties in Section 3.01 (Organization and Qualification of Seller; Authority), Section 3.08 (Condition and Sufficiency of Assets), Section 3.15(c)(Permits), Section 3.16 (Environmental Matters), Section 3.17 (Taxes), Section 3.18 (Employee Benefits Matters) and Section 3.21 (Brokers), Section 4.01 (Organization of Buyer), Section 4.02 (Authority of Buyer) and Section 4.06 (Brokers)(each a “Fundamental Representation”) shall survive indefinitely. All covenants and agreements of the Parties contained herein that by their nature are to be satisfied, performed and/or fulfilled from and after the Closing shall survive the Closing for the period explicitly specified therein and, if not explicitly specified, indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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(b) Notwithstanding anything contained in this Agreement, the rights of Buyer, Seller and/or their respective affiliates to indemnification, reimbursement or any other remedy based upon any representations, warranties, covenants and obligations set forth in the Agreement shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition requiring the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations or warranties’ inaccuracy and/or covenants or obligations’ non-performance and/or non-compliance. Each of these representations, warranties, covenants and/or obligations are meant as contractual rights of Buyer and Seller.

Section 7.02 Indemnification By Seller. Seller and each Shareholder will jointly and severally indemnify and hold harmless Buyer and its Representatives, members, controlling persons, and affiliates (collectively, the “Buyer Indemnitees”) for, and will pay to the Buyer Indemnitees the amount of, any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising from or in connection with:

(a) any breach of or inaccuracy in any representation or warranty made by Seller in this Agreement or the other transaction documents;

(b) any breach by Seller of any covenant or obligation of such Party in this Agreement or the other transaction documents;

(c) any Excluded Asset or any Excluded Liability; or

(d) any third party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 7.03 Indemnification By Buyer. Buyer will indemnify and hold harmless Seller and its representatives, Shareholders, controlling persons, and affiliates (collectively, the “Seller Indemnitees”), and will pay to the Seller Indemnitees the amount of any Damages arising from or in connection with:

(a) any breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement;

(b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement; and

(c) the failure of the Buyer to pay, perform, and discharge any Assumed Liabilities.

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Section 7.04 Certain Limitations.

(a) Seller and the Shareholders shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Damages in respect of indemnification under Section 7.02(a) exceeds One Hundred Twenty Thousand Dollars ($120,000) (the “Basket”), in which event Seller and the Shareholders shall be required to pay or be liable for such Damages from the first dollar.

(b) The Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Damages in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event the Buyer shall be required to pay or be liable for all such Damages from the first dollar.

(c) The aggregate amount of all Damages for which an indemnifying party shall be liable after giving effect to Section 7.04(a) and Section 7.04(b), as the case may be, shall not exceed One Million Two Hundred Thousand Dollars ($1,200,000) (the “Cap”). In Buyer’s sole discretion, any and all indemnification amounts owing from Seller or Shareholders to Buyer Indemnitees under Article VII of this Agreement may be setoff off by (x) the principal balance under the Note up to the amount of Seven Hundred Fifty Thousand Dollars ($750,000) until the first anniversary of the Closing Date, and (y) the Bonus Payments, as set forth in Section 1.06(b) hereof. Notwithstanding the foregoing, any and all indemnification amounts owing from Seller or Shareholders to Buyer Indemnitees due to a breach of Section 3.18 (Employee Benefits Matters) may be setoff by the principal balance under the Note until the fourth anniversary of the Closing Date.

(d) Notwithstanding the foregoing, the limitations set forth in Section 7.04(a), Section 7.04(b) and Section 7.04(c) shall not apply to Damages based upon, arising out of, with respect to or by reason of intentional fraud or any inaccuracy in or breach of any Fundamental Representation.

Section 7.05 Indemnification Procedures; Third Party Claims.

(a) Promptly after receipt by an indemnified party of notice of the commencement of any Action against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Article, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Action referred to in Section 7.05(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Action, the indemnifying party will be entitled to participate in such Action and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Action and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Action and provide indemnification with respect to such Action), to assume the defense of such Action with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Action, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the indemnified party in connection with the defense of such Action, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s prior written consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party. If notice is given to an indemnifying party of the commencement of any Action and the indemnifying party does not, within thirty (30) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Action, the indemnifying party will be bound by any determination made in good faith in such Action or any compromise or settlement effected by the indemnified party.

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ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 29, 2021, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 29, 2021, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any applicable law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

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Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article VIII and Section 5.03 and Article IX hereof; and

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.01):

If to Seller:	T & L Creative Salads, Inc. 148 Allen Blvd. Farmingdale, New York 11735 Attention: Anthony Morello, Jr. Email: tnlsalads@hotmail.com

with a copy to:	Gathman & Bennett, LLP 191 New York Avenue Huntington, New York 11743 Attention: John C. Bennett, Esq. Facsimile: (631) 423-7784 Email: jbennett@gathbenlaw.com

If to Buyer:	T&L Acquisition Corp. C/o MamaMancini’s Holdings, Inc. 25 Branca Road East Rutherford, New Jersey 07073 Attention: Carl Wolf, CEO Email: carl@mamamancinis.com

with a copy to:	Olshan Frome Wolosky, LLP Park Avenue Tower 1325 Avenue of the Americas New York, New York 10019 Attention: Robert H. Friedman, Esq. Facsimile: (212) 451-2222 Email: rfriedman@olshanlaw.com

Section 9.02 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.03 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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Section 9.04 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

Section 9.05 Successors and Assigns. Neither Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld, except that (i) Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer and (ii) Buyer will be entitled to assign its rights and obligations under this Agreement and the agreements entered into pursuant to this Agreement for collateral security purposes to any lender providing financing to Buyer and its affiliates and to any purchaser of all or substantially all of the assets of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

Section 9.06 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.07 Governing Law; Forum. This Agreement will be governed by the laws of the State of New York without regard to conflict of laws principles. By execution and delivery of this Agreement, each Party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

Section 9.08 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.10 Singular and Plural Capitalized Words. Capitalized words used in this Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

T & L CREATIVE SALADS, INC.

By:	/s/ Anthony Morello, Jr
Name:	Anthony Morello, Jr.
Title:	President

BUYER:

T&L ACQUISITION CORP.

By:	/s/ Matthew Brown
Name:	Matthew Brown
Title:	President & Chief Executive Officer

SHAREHOLDERS:

/s/ Anthony Morello, Jr.
Anthony Morello, Jr.

/s/ Joseph Morello
Joseph Morello

/s/ Michael Morello
Michael Morello

[Asset Purchase Agreement]

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